EXHIBIT 10.1

EXECUTION COPY

SECOND

AMENDED AND RESTATED

CONSORTIUM AGREEMENT

THIS SECOND AMENDED AND RESTATED CONSORTIUM AGREEMENT (this “Agreement”), effective as of July 31, 2004, is entered into by and between the following parties:

•              WASHINGTON GROUP INTERNATIONAL, INC., an Ohio corporation, and

•              BNFL USA GROUP INC., a Delaware corporation (“BNFL-USA”).

WITNESSETH

WHEREAS:

1.             Washington Group International, Inc., formerly known as Morrison Knudsen Corporation, (hereinafter collectively “Washington Group”) and BNFL-USA entered into a Consortium Agreement, dated as of June 24, 1998 (the “Original Agreement”) pursuant to which they formed a consortium for the purpose of acquiring the Energy Systems business (the “ESBU Business”) and the Government Operations business (the “GESCO Business”) of CBS Corporation (“CBS”).

2.             The Original Agreement set forth the agreement of Washington Group and BNFL-USA concerning the basis on which the ESBU and GESCO Businesses would be owned and the basis on which ownership, control and risk would be shared after the acquisition.

3.             On June 24, 1998 Washington Group and BNFL-USA organized WGNH Acquisition, LLC, a Delaware limited liability company (“WGNH”), for the purpose of entering into asset purchase agreements with CBS Corporation for the acquisition of the ESBU and GESCO Businesses and acting as a holding company for Washington Group’s and BNFL-USA’s interests in the ESBU and GESCO Businesses.

4.             WGNH entered into (i) an Asset Purchase Agreement, dated as of June 25, 1998 (the “ESBU Purchase Agreement”), with CBS covering the acquisition by WGNH of the ESBU Business, and (ii) an Asset Purchase Agreement, dated as of June 25, 1998 (the “GESCO Purchase Agreement”), with CBS covering the acquisition by WGNH of the GESCO Business.  The ESBU Purchase Agreement and the GESCO Purchase Agreement are sometimes referred to individually as an “Asset Purchase Agreement” or collectively as the “Asset Purchase Agreements.”

5.             Washington Group and BNFL-USA amended and restated the Original Agreement in its entirety as set forth in the Amended and Restated Consortium Agreement dated March 19, 1999 (“First Amended Agreement”) so as to set forth their revised agreement concerning the basis on which the ESBU and GESCO Businesses would be owned, and the basis on which ownership, control and risk would be shared after the acquisition.

6.             Pursuant to the terms of the First Amended Agreement, Washington Group and BNFL-USA organized the following entities: (a) Westinghouse Government Services Company LLC, a Delaware limited liability company (“WGS”); (b) Westinghouse Government Environmental Services Company LLC, a Delaware limited liability company (“WGES”); and (c) Westinghouse Electric Company LLC, a Delaware limited liability company (“WELCO”).  Thereafter, pursuant to agreements dated March 22, 1999: (a) WGNH assigned to WGS and to WGES its rights under the GESCO Purchase Agreement, and WGS and WGES assumed WGNH’s obligations under the GESCO Purchase Agreement; and (b) WGNH assigned to WELCO its rights under the ESBU Purchase Agreement and WELCO assumed WGNH’s liabilities under the ESBU Purchase Agreement.

7.             BNFL-USA organized a wholly-owned subsidiary, BNFL Nuclear Services Inc., a Delaware corporation (“BNSI”) for the purpose of holding BNFL-USA’s interests in the GESCO and ESBU Businesses.

8.             The acquisition by WGS and WGES of the GESCO Business closed on March 22, 1999.  The acquisition by WELCO of the ESBU Business closed on March 22, 1999.

9.             Among other agreements entered into by and between or among the parties hereto and/or their affiliates related to this Agreement, Washington Group and BNFL-USA entered into a Supplemental Agreement dated March 19, 1999 (“Supplemental Agreement”) and Washington Group, BNSI and WGS entered into an Economic Rights Agreement dated March 19, 1999 (the “Economic Rights Agreement”).  Additionally, British Nuclear Fuels plc (“BNFL”) executed a BNFL Consortium Guarantee dated March 19, 1999 (“BNFL Consortium Guarantee”) and Washington Group executed a MK Consortium Guarantee dated March 19, 1999 (“MK Consortium Guarantee”).

10.           By memorandum dated April 2, 2003, BNFL communicated to, and asserted claims against, Washington Group under the First Amended Agreement, certain of the other agreements referred to in this Agreement, and specified legal principles (the “BNFL Claims”).  By memorandum dated August 29, 2003, Washington Group disputed the BNFL Claims and Washington Group asserted claims against BNFL under the First Amended Agreement, certain of the other agreements referred to herein and specified legal principles (the “WGI Claims”).  Washington Group disputes all of the BNFL Claims and further disputes any liability whatsoever to BNFL or any of its affiliates.  BNFL disputes all of the WGI Claims and further disputes any liability therefore to Washington Group or any of its affiliates.

11.           Washington Group and BNFL-USA wish (i) to further amend and restate the First Amended Agreement in its entirety, (ii) to terminate the Economic Rights Agreement and the Supplemental Agreement, (iii) to mutually release each other from the BNFL Claims and the WGI Claims, and (iv) to modify the limited liability company agreements of WGS and WGES, all as set forth in this Agreement so as to set forth their revised agreement concerning the basis on which WGS, WGES and WELCO will be owned, and the basis on which contract Fee, control and risk will be allocated.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the First Amended Agreement is hereby amended and restated to read in its entirety as follows:

1.0           Ownership, Rights and Obligations in WGS, WGES and WELCO

1.1           Assignment of Rights and Release from Obligations With Respect to WGS

(a)           In consideration for the terms of this Agreement, BNFL-USA and BNSI hereby unconditionally and irrevocably assign to Washington Group their passive economic right to receive a portion of the gains, profits and losses of WGS and the WGS Operations and forever renounce any and all ownership interest in and to the contracts, employees, businesses and any and all other assets (together, the “WGS Assets”) which were at any time owned by, licensed to or otherwise held by WGS or its subsidiaries.  Washington Group shall possess all right, title and interest in and to the WGS Assets and shall at all times possess free and unfettered access to the WGS Assets for any and all business opportunities and other uses, and

(b)           (i) With the exception of any liabilities arising from matters occurring on or before July 30, 2004; and (ii) without altering obligations specified within this Agreement, Washington Group and WGS hereby unconditionally and irrevocably release and hold harmless BNFL-USA, BNSI and their affiliates at all levels from any and all obligations as may arise hereafter, with respect to WGS and the WGS Operations including, without limitation, any obligation to make any contribution to WGS’ funding requirements, or any obligation to provide financial assurances with respect to WGS.

1.2           Assignment of Rights and Release from Obligations With Respect to WGES

(a)           In consideration for the terms of this Agreement, BNFL-USA and BNSI hereby unconditionally and irrevocably assign to WGS their membership interest in WGES, together with all rights and obligations incidental to that membership interest and forever renounce any and all ownership interest in and to the contracts, employees, businesses and any and all other assets (together, the “WGES Assets”) which were at any time owned by, licensed to or otherwise held by WGES or its subsidiaries.  Washington Group shall possess all right, title and interest in and to the WGES Assets and shall at all times possess free and unfettered access to the WGES Assets for any and all business opportunities and other uses, and

(b)           With the exception of any liabilities arising from matters occurring on or before July 30, 2004 and without altering obligations specified within this Agreement, Washington Group and WGS hereby unconditionally and irrevocably release and hold harmless BNFL-USA, BNSI and their affiliates at all levels from any and all obligations as may arise hereafter, with respect to WGES and WGES Operations including, without limitation, any obligation to make any contribution to WGES’ funding requirements, or any obligation to provide financial assurances with respect to WGES.

1.3           Ownership of WELCO Unchanged

BNSI will continue to be the sole member of WELCO, and WELCO will continue to be managed by a board of directors or managers elected by BNSI.

2.0           Definitions

2.1           Allocated LLC Indirect Costs shall mean, with respect to a Washington Group affiliate (other than WGS or WGES) which holds a Section 4.0 or 5.0 contract which affiliate holds, or was created to hold, numerous DOE contracts, the portion of the affiliate’s overhead which is allocable to the portion of the affiliate’s business which represents Section 4.0 or 5.0 contracts (this category of cost specifically excludes corporate allocations of General and Administrative Expense (“G&A”) and other corporate overhead).

2.2           Bid and Proposal Costs shall mean those costs incurred in obtaining a follow-on, extended, or a new contract or subcontract for the purpose of Sections 4.1 and 5.0 and shall include the necessary and reasonable time of employees and consultants, insurance, bonding, letters of credit, guarantees and such other credit support as is appropriate.

2.3          Contract-Specific Project Management and Support Activities (“PM&SA”) shall mean those activities dedicated to a contract, other than a cost-reimbursement contract (e.g., fixed-priced; time-and-materials), that are for the purpose of managing and supporting the administrative aspects of contract performance and which, except for the method of allocation, meet the FAR 31.203 definition of Indirect Costs.  Examples of PM&SA include, but are not limited to, the contract site functions of general contract management, finance and accounting, human resources, contracts & procurement, legal, and facility costs (this category of cost explicitly excludes G&A).

2.4           DOE Contracts and DOE Subcontracts.  DOE Contracts shall mean any and all contracts that are awarded by the United States Department of Energy (“DOE”). DOE Subcontracts shall mean those contracts awarded under DOE Contracts, regardless of tier, for the purpose of performing a portion of the DOE Contract workscope.

2.5           Fee shall mean the amount paid by the customer to the prime contractor, whether Washington Group, its affiliate, or a third-party, under a Section 4.1 or 5.0 contract, from a specific pool or account designated in the contract as being fee, profit or the like but excluding such amounts earned by non-profit entities and which must be re-invested in the contracts or in scientific, educational or other not-for-profit purposes.  The Section 2.6 Job Level Profit calculations are structured such that, where Washington Group or its affiliates, whether as a prime contractor or subcontractor, has an arrangement under which another entity or entities shares a portion of the Fee, such entity’s or entities’ portion of the Fee shall be deducted as part of the calculation toward reaching Job Level Profit.

2.6           Job Level Profit shall mean:

(a)   For Section 4.0 and 5.0 cost reimbursement contracts which are either (i) held by a Special Purpose Entity (“SPE”) to perform a DOE contract, (ii) held by Washington Group or an affiliate to perform a DOE contract, and not elsewhere addressed within this definition, or (iii) the DOD Anniston Chemical Demilitarization contract:

•      Where Washington Group or its affiliate is the prime:  Job Level Profit means the Fee earned by Washington Group or its affiliate less both Unallowed Costs and any subcontractors’ Fee share.*

•      Where Washington Group or its affiliate is the subcontractor:  Job Level profit means the Fee earned by the prime contractor less both Unallowable Costs and the prime contractor’s and any other subcontractors’ Fee share.*

•      Where Washington Group or its affiliate is a member of a joint venture structured such that the members receive distributions:  Job Level Profit means the distribution received by Washington Group or the affiliate entity that is a member.

(b)   For Section 4.0 and 5.0 contracts, other than cost reimbursable contracts (e.g., fixed-price; time-and-materials) which are either (i) held by an SPE to perform a DOE contract, or (ii) a DOE contract held by Washington Group or an affiliate and not elsewhere addressed within this definition:

•      Where Washington Group or its affiliate is the prime:  Job Level Profit means Washington Group’s or its affiliate’s contract Revenue less direct costs, PM&SA, Unallowed Costs, and any subcontractors’ Fee share.*

•      Where Washington Group or its affiliate is the subcontractor:  Job Level Profit means the prime contractor’s contract Revenue less direct costs, PM&SA, Unallowed Costs, and the prime contractor’s and any other subcontractors’ Fee share.*

•      Where Washington Group or its affiliate is a member of a joint venture structured such that the members receive distributions:  Job Level Profit means the distribution received by Washington Group or the affiliate entity that is a member.

(c)   For Section 4.0 and 5.0 contracts held by a Washington Group affiliate (other than WGS and WGES) which affiliate holds, or was created to hold numerous DOE Contracts and DOE Subcontracts (hereinafter, “LLC”), and examples of which include THOR Treatment Technologies, LLC (“TTT”), Washington Safety Management Solutions LLC (“WSMS”) and WGES’ Government Technical Services Division (and its Engineered Services Department):

•      Job Level Profit means the LLC’s DOE Contract and DOE Subcontract revenue less direct costs, any prime contractor or other subcontractor Fee shares,* and Allocated LLC Indirect Costs.

(d)   A table setting forth the calculations and application of the foregoing Job Level Profit formulas and identifying contracts for Fiscal Year 2003, is incorporated as Exhibit A.  The purpose of the definitions set forth in this Section 2.0 and in Exhibit A, is to ensure that the parties determine profit, whether referred to as fee, job level profit, or otherwise, on the same basis that profit had been determined for the respective Section 2.6(a), (b) and (c) scenarios prior to the effective date of this Agreement.

* where the other prime or subcontractor is an affiliate, asterisked items in the foregoing equations shall only be excluded if the affiliate’s Fee share is accounted for within one of the other equations.

2.7           Payment Right shall mean the cumulative total of Job Level Profit under all Section 4.1 and 5.0 contracts and subcontracts and represents installment payments for the interests of BNFL-USA and of BNSI in WGS and WGES as conveyed and assigned to Washington Group under the terms of this Agreement.  Hence, should the foregoing deductions in the Sections 2.6(a) and/or 2.6(b) calculations for any one or more contracts result in a negative amount, or should the total of all Sections 2.6(a) and/or (b) contracts or the Section 2.6(c) Job Level Profit result in a negative amount, then that amount shall be subtracted from the positive amounts under said categories for purposes of determining the Payment Right.  Notwithstanding the foregoing, no losses on any Section 5.0 contracts or subcontracts entered into after the effective date of this Agreement shall be deducted from any payments to be made to BNSI under the terms of this Agreement.  Payment Rights shall be calculated on an annual basis with true-up at the end of each year with no carryover of profits or losses from year to year.

2.8           Revenue shall mean the amount paid to Washington Group or its subsidiary or affiliate, under a Section 4.1 or 5.0 contract other than cost-reimbursement (e.g., fixed-price; time-and-material).

2.9           Special Purpose Entity (“SPE”), shall mean a legal entity created by Washington Group or its affiliate for the purpose of performing a specific contract.

2.10         Unallowed Costs shall mean the total of all costs (including, without limit, fines, penalties, fee withholdings, etc.), which are specifically unallowable under (i) the terms of the Contracts or (ii) applicable statutory or regulatory provisions including, without limit, FAR Part 31, DFARS Part 231, DEAR Part 931, CAS, and applicable disclosure statements.  Unallowed Costs shall not include any defined benefit plan costs not properly allocable to individual contracts, overhead, including corporate overhead, G&A expense or Bid and Proposal costs, allocated by Washington Group or its affiliates; such corporate allocations will, instead be assessed as part of the Section 6.0 Annual Lump Sum Allocation and Section 10.3, Responsibility for Pre-Existing Defined Benefits

Obligations.  The Section 2.6 Job Level Project calculations are structured such that, where Washington Group or its subsidiary, whether as a prime contractor or subcontractor, has an arrangement under which another entity or entities assumes a portion of the unallowed costs under the contract or subcontract, such entity’s or entities’ portion of the Unallowed Costs shall be deducted as part of the calculation toward reaching Job Level Profit.

3.0           Termination and Modification of Agreements/Mutual Release of Dispute

3.1           Consortium Agreement and Related Agreements.  The First Amended Agreement, the Economic Rights Agreement, and the Supplemental Agreement are terminated in their entirety.  Notwithstanding the termination of the foregoing agreements, except as provided otherwise in this Agreement (e.g., without limit, Sections 1.1(a) and 1.1(b) Assignment of Assets and Section 3.5 mutual releases), all matters pertaining to WGS, WGES and WELCO on or before July 30, 2004, to include all rights and liabilities arising from or related to matters occurring on or before July 30, 2004, including, without limitation, any sums due to BNFL-USA or any of its affiliates under the First Amended Agreement, including BNSI’s share of WGES distributions and its receipt of its WGS economic interest, shall be governed in accordance with the provisions of these terminated agreements for so long as necessary to conclude such matters.

3.2           WGS Operating Agreement.  Washington Group may modify the WGS Limited Liability Company Agreement including, without limit, the dissolution of WGS, in such manner as it deems appropriate within its full discretion subject only to the limitation that no such modification may contravene any provision of this Agreement.

3.3           WGES Operating Agreement.  Washington Group will prepare a Second Amended and Restated WGES Limited Liability Company Operating Agreement (“SA&R WGES OA”) to place in effect the agreements reached within this Agreement.  The SA&R WGES OA will modify the membership interest to one hundred percent (100%) with WGS, shall modify Section 10.2 to permit the one time withdrawal of BNSI, and shall include such other modifications as Washington Group deems appropriate within its full discretion subject only to the limitation that no such modification may contravene any provision of this Agreement.  Thereafter, WGS may modify the SA&R WGES OA including, without limit, the dissolution of WGES, in such manner as it deems appropriate within its full discretion subject only to the limitation that no such modification may contravene any provision of this Agreement.

3.4           Asset Purchase Agreements and Consortium Guarantees.  Except as provided otherwise in this Agreement, any rights, obligations and liabilities, whether joint or severable, that any Party had prior to or after the effective date of this Agreement under the June 25, 1998 Asset Purchase Agreements, between CBS Corporation and WGNH Acquisition, LLC, for the GESCO and ESBU Businesses, as those Asset Purchase Agreements may have subsequently been amended, remain unaltered by this Agreement.  For the limited purposes of the obligations that continue or exist under Sections 3.1, 3.4, 10.2, 10.3 and 10.14, the Parties’ respective rights, obligations and liabilities under the BNFL Consortium Guarantee and MK Consortium Guarantee remain unaltered by this Agreement.

3.5           Mutual Releases of Claims.

In consideration of the premises, mutual covenants and other consideration within this Agreement, except as may otherwise be specifically reserved by this Agreement (including, without limitation, the claims described at Section 10.4(b)), BNFL-USA, for itself and all of its affiliates (including their directors, officers, employees and other agents), forever releases Washington Group, all of its affiliates, and their respective directors, officers, employees and agents of all matters specifically raised in the BNFL Claims, and other related claims which are in the nature of an allegation that Washington Group violated its obligations under the agreements referenced herein.  BNFL-USA represents to Washington Group that it is unaware of any other claims that are in the nature of an allegation that Washington Group violated its obligations under the agreements referenced herein.  In consideration of the premises, mutual covenants and other consideration within this Agreement, except as may otherwise be specifically reserved by this Agreement (including, without limitation, the claims described at Section 10.4(b)), Washington Group, for itself and all of its affiliates (including their directors, officers, employees and other agents), forever releases BNFL-USA, all of its affiliates, and their respective directors, officers, employees and agents of all matters specifically raised in the WGI Claims, and other related claims which are in the nature of an allegation that BNFL-USA violated its obligations under the agreements referenced herein.  Washington Group represents to BNFL-USA that it is unaware of any other claims which are in the nature of an allegation that BNFL-USA violated its obligations under the agreements referenced herein.

4.0           Assignment of Payment Right in Fee on Existing Projects

4.1           Assignment.  Subject to the terms of this Agreement (including, without limit, Sections 6.0 and 10.14), and in consideration for the terms of this

Agreement including, without limitation, Sections 1.1(a) and 1.2(a), Washington Group hereby unconditionally and irrevocably assigns to BNSI the following Payment Right (the rights so assigned being referred to as the “Payment Rights”):

(a)   Certain Specified Sites:  Except as provided otherwise at Section 4.1(b) and (d), below, so long as Washington Group or any of its affiliates has any contract for work at the following Department of Energy (“DOE”) or Department of Defense (“DOD”) sites then, for each such contract, Washington Group will pay forty percent (40%) of its Job Level Profit to BNSI:  Savannah River Site (“SRS”), South Carolina, Rocky Flats Environmental Technology Site (“RFETS”), Colorado; Waste Isolation Pilot Plant (“WIPP”), Carlsbad, New Mexico; Anniston Chemical Weapons Disposal Facility (“ACWDF”), Anniston, Alabama; and West Valley Demonstration Project (“WVDP”), West Valley, New York.  If, however, Washington Group or any of its affiliates receives a new scope of work for work that is different in nature from current work or currently contemplated work at those sites and contracts listed above and it is the result of a new bid, then that work may become subject to the ten percent (10%) payment provision set forth in Section 5.0, below, if both parties agree.  Notwithstanding the above, the parties agree that, for the project known as the Modern Pit Facility: (i) the design and construction phase shall be subject to the Section 5.0 Payment Right; (ii) the operation and maintenance phase shall be subject to the Section 4.1 Payment Right; and (iii) the commissioning phase, if it is a part of the design and construction phase, shall be subject to the Section 5.0 Payment Right, and, if it is a part of the operation and maintenance phase, shall be subject to the Section 4.1 Payment Right.

(b)   West Valley Nuclear Services Company.  With respect to the DOE contract held by Washington Group’s affiliate, West Valley Nuclear Services Company LLC (“WVNSCO”), Contract No. DE-AC24-81NE44139, to provide service to DOE at WVDP, beginning as of July 31, 2004, and lasting as long as Washington Group or any of its affiliates has a contract with DOE for work at the WVDP:

i.      The Section 4.1(a) Job Level Profit shall be paid as follows:  Washington Group shall pay twenty percent (20%) of its or its affiliate’s Job Level Profit from any such contract to BNSI and twenty percent (20%) of its or its affiliate’s Job Level Profit from any such contract to BNFL Inc.; and

ii.     For the duration that Washington Group or its affiliates holds, and performs WVDP services under, Contract No. DE-AC24-81NE44139,

the one position at WVNSCO held by BNFL Inc. shall be held on a cost-no-fee basis.  For the purpose of this Agreement “cost”, as used in the term “cost-no-fee”, means direct cost plus all fringe benefits, overhead and G&A costs.  If WVNSCO fills such position with a non-BNFL Inc. employee then, except through the fault of BNFL Inc. or circumstances listed herein which are beyond WVNSCO’s reasonable control (e.g., DOE non-approval), Washington Group will pay to BNFL Inc., as liquidated damages, the total overhead cost, including G&A, for such WVNSCO employee until said position is filled by a BNFL Inc. employee.

iii.    The Parties agree that the rights and obligations under this Agreement with respect to WVNSCO (i) supersede and supplant, in entirety, the March 20, 2003 letter agreement between Washington Group and BNFL Inc. and (ii) fully satisfy any and all claims either Party has against the other based on, or related to, or arising out of actual or alleged noncompliance with a Party’s obligations under such letter agreement.

(c)   Hanford Waste Treatment and Immobilization Plant.  Washington Group performs under a subcontract (the “WTP Subcontract”) from Bechtel National Inc. (“BNI”) in furtherance of BNI’s contract with DOE, Contract No. DE-AC27-01RV14136, for the Hanford Waste Treatment and Immobilization Plant.  So long as Washington Group or any affiliate has an interest in the WTP Subcontract, WGI will:

i.      General

a.     From the December 11, 2000 effective date of the WTP Subcontract, pay BNFL Inc. sixteen percent (16%) of its Job Level Profit on the WTP Subcontract and,

b.     Washington Group will deliver to BNFL-USA, not less often than once every three (3) months, a written report on all positions filled or terminated under the WTP Subcontract, in sufficient detail so as to demonstrate Washington Group’s compliance with its obligations under this Section 4.1(c).  The report will also forecast positions Washington Group intends to fill over the ensuing twelve (12) months (that is, a 12-month rolling staffing plan) so as to assist BNFL Inc. in promptly filling actual positions once they become available.  Nothing herein requires Washington Group to terminate the employment of the persons presently holding Positions under the WTP Subcontract.

ii.     Filling WTP Positions.  As a part of the consideration for the transfer of economic rights and ownership rights under Sections 1.1 and 1.2 above, Washington Group and BNFL Inc. will, promptly after the date of this Agreement, enter into a services contract under which Washington Group will provide the Positions at WTP to BNFL Inc. as follows:

a.     Position(s) defined:  Positions means the jobs for individuals available to Washington Group under the WTP Subcontract.  Union positions shall not be counted in determining an available Position.  Subcontracted work shall not be counted in determining an available Position except where such subcontracted work is either placed with a Washington Group affiliate or is for staff augmentation or consultant services for assignments of four (4) months or longer (including extensions).  While staff-level and non-exempt positions will be counted in determining an available Position, Washington Group will not be obligated to offer staff-level or non-exempt positions to BNFL Inc.  As used herein, counted in determining an available Position means that the Position is included in the pool of personnel from which one (1) out of six (6) Positions must be provided by BNFL Inc.

b.     WTP will provide to BNFL Inc. one (1) out of every six (6) of the total Positions under the WTP Subcontract, on a cost-no-fee-basis, which Positions shall be filled as set forth below.

c.     Until such time that BNFL Inc. holds one (1) in six (6) Positions under the WTP Subcontract, every third (3rd) Position shall be filled by a person provided by BNFL Inc.

d.     It is the intention of the parties that there will be a similar mix of occupations and pay-rates for the Washington Group and BNFL Inc. Positions.  The BNFL Inc. Positions will be professional or skilled positions primarily in, but not limited to, the key specialty areas within the WTP Subcontract scope.

e.     When the need arises under this Agreement for Washington Group to fill a Position with a person to be provided by

BNFL Inc., Washington Group will provide BNFL Inc. with written notice of such need, which notice shall include detailed information about the types of Positions BNFL Inc. is expected to fill under the WTP Subcontract, with a full and complete description of the Position including information about the qualifications necessary for such Position, and the duties involved in performing the work of that Position.  Washington Group may amend this information as necessary.

f.      Within thirty (30) days of such notification, BNFL Inc. will provide Washington Group with the names and qualifications of at least three (3) persons who BNFL Inc. can supply to fill such Position.  BNFL Inc. personnel provided for such Positions will satisfy all applicable DOE requirements including FAR/DEAR and classified and sensitive unclassified information requirements.

g.     Within fifteen (15) days thereafter, WGI will notify BNFL Inc. of the person from the names supplied by BNFL Inc. it has selected to fill the Position.

h.     Within sixty (60) days of Washington Group’s notification of the person selected, BNFL Inc. will ensure that the selected person reports to work at WTP.  The person provided by BNFL Inc. shall remain in the assignment for the longer of (i) at least one (1) continuous 365 day period, or (ii) if the description of the Position provided to BNFL Inc. indicates that the work is critical path then, absent Washington Group approval, at least one (1) continuous 730 day period.  Except for circumstances beyond BNFL Inc.’s reasonable control (e.g., its employee’s death, serious illness, unanticipated retirement, resignation, or termination of employment for cause, or the WTP assignment is shorter than one year), should the BNFL Inc. person fail to remain in such Position for the foregoing durations, Washington Group shall no longer be obligated to keep that Position filled with a BNFL Inc. person.

i.      Sixteen and two-thirds percent (16 2/3%) of Washington Group’s personnel-based (e.g., incentive compensation, travel, relocation) planned budgeted unallowables under the WTP Subcontract shall be available to cover BNFL Inc.’s personnel-based unallowables associated with providing its persons to the WTP.

j.      If Washington Group fills Positions with non-BNFL Inc. persons in contravention of the terms of this Agreement then, except through the fault of BNFL Inc. or circumstances listed herein which are beyond Washington Group’s reasonable control (e.g., DOE non-approval), Washington Group will pay to BNFL Inc., as liquidated damages, the total overhead cost, including G&A, for such Washington Group employee until said Position is filled by a BNFL Inc. employee or until the Position’s end date, whichever occurs first.  The foregoing liquidated damages apply to Positions filled on a going-forward basis.  They do not apply to the Positions filled as of the date of this Agreement except that, in the event of a termination of any one or more of such Positions, the re-filling of such Positions with non-BNFL Inc. persons in contravention of the terms of this Agreement is subject to liquidated damages.

k.     If Washington Group or any affiliate has a reduction in force (“RIF”) under the WTP Subcontract, then: (i) if the RIF is workscope-reduction based, it shall be conducted without reference to the obligations of this provision and (ii) for other RIFs, BNFL Inc.’s Positions shall be subject to termination in the same percentage as its Positions equate to the whole of Washington Group’s Positions under the WTP Subcontract  (e.g., if the total Positions is 1000, and BNFL Inc. holds 125 Positions, every eighth (8th) severed Position shall be a BNFL Inc. person.

(d)           THOR Treatment Technologies, LLC.  For any contract entered into by TTT for use of its technologies, Washington Group will pay forty percent (40%) of WGES’ Job Level Profit resulting from such work to BNSI.

(e)           Washington Safety Management Solutions, LLC.  Neither BNFL-USA, BNSI, nor their respective affiliates and subsidiaries shall have any ownership interest in the businesses of WSMS in existence as of the effective date of this Agreement or thereafter.  Washington Group will pay BNSI ten percent (10%) of its Job Level Profit earned on and after July 30, 2004, on all DOE contracts and DOE subcontracts held by WSMS as of July 30, 2004.  DOE contracts and DOE subcontracts awarded to WSMS on or after July 31, 2004 shall be governed pursuant to Section 5.0, below.

5.0           Assignment of Payment Right in Future Projects

Subject to the terms of this Agreement (including, without limit, Sections 6.0 and 10.14), and in consideration for the terms of this Agreement including, without limitation, Sections 1.1(a) and 1.2(a), Washington Group hereby unconditionally and irrevocably assigns to BNSI the following Payment Right (the rights so assigned also being referred to as the “Payment Rights”): excluding the contracts and subcontracts addressed at Section 4.1(a) through (e) above (except where Section 4.1(a) and (e) refers such contracts to this Section 5.0), Washington Group will pay BNSI ten percent (10%) of its Job Level Profit earned on all DOE contracts and DOE subcontracts awarded on or after July 31, 2004 to Washington Group or any of its affiliates at any level; provided however, that such payment obligation shall begin on July 31, 2004 and shall end after BNSI receives the payment associated with the month ending September 30, 2012.

6.0           Annual Lump Sum Allocation

Recognizing that there are costs associated with seeking and corporately managing the contracts for which Payment Rights apply that are not addressed elsewhere within this Agreement, Washington Group will withhold or cause to be withheld from the payments due to BNSI and/or BNSI’s affiliates pursuant to Sections 4.0 and 5.0, above, the sum of $5,500,000 each year, as BNFL-USA’s contribution to all general and administrative costs (including Bid and Proposal Costs) and all other non-contract specific costs incurred by Washington Group and/or its affiliates (excluding the Section 2.6(c) LLCs) in maintaining the infrastructure necessary and incidental to performing the contracts and seeking the new contracts for the projects and work described in Sections 4.0 and 5.0 above.  Washington Group’s right to withhold or cause to be withheld the amount stated above shall be renegotiated and adjusted if the Contract Earnings (as used herein “Contract Earnings” has the same meaning as that phrase is used in WGS’ 2004 financial statements) for the Section 4.0 contracts increase or decrease by fifteen percent (15%) or more in any year, compared to the 2004 Contract Earnings, provided however, that in no instance shall the sum to be withheld from the fees due to BNSI and/or BNSI’s affiliates pursuant to this Section 6.0 exceed $5,500,000 in any one year.

7.0           Sale of Division; Westinghouse Trademark and Trade Name

7.1           GTSD/EPD Sale.  Washington Group shall cause the Westinghouse Government and Technical Services Division (“GTSD”), or its Engineered Products Department (“EPD”) held by WGES to be sold, and shall pay forty percent (40%) of the “net sales proceeds” to BNFL-USA.  If for any reason GTSD or EPD is not sold, then the profits will continue to be shared as an existing project in accordance with Section 4.0 above.  “Net Sales Proceeds” shall mean the amount received by WGES for the sale of GTSD or EPD less both (i) reasonable third-party costs associated with the sale incurred by WGES or Washington Group and (ii) the value, consistent with Generally Accepted Accounting Principles (“GAAP”) and subject to auditor’s approval, of any and all liabilities retained by WGES.

7.2           Westinghouse Trademark and Trade Name.

(a)           Washington Group, through WGS and WGES, possesses certain license rights to use the name WESTINGHOUSE and associated names and marks (i) as a word mark, the Circle “W” logo, and the slogan (YOU CAN BE SURE … IF IT’S WESTINGHOUSE) to identify and promote products and services within the governmental nuclear fuel cycle business (collectively, the “Westinghouse Trademarks”) and (ii) as part of trade or corporate names for businesses within the governmental nuclear fuel cycle business (collectively, the “Westinghouse Trade Names”) ((i) and (ii) together, the “License Rights”) as those rights exist under the March 22, 1999 Trademark and Trade Name License Agreement between CBS Corporation (“CBS”) and WGS, and the March 22, 1999 Trademark and Trade Name License Agreement between CBS and WGES (collectively, the “License Agreements”).  Washington Group covenants that it will promptly notify BNFL-USA of the response of Viacom, Inc. (“Viacom”) (as the successor-in-interest to CBS) to the notifications to Viacom (as required by Section 7.2 of each of the License Agreements) of the intended changes in the economic interest in and ownership of WGS and of WGES, respectively, provided for by this Agreement.

(b)           In the event Washington Group determines to cease use of the Westinghouse Trademarks and Westinghouse Trade Names, within 120 days of such determination, Washington Group shall notify BNFL-USA in writing and shall request Viacom’s consent in writing to assign the License Agreements to BNFL-USA pursuant to the terms of the License Agreements.  Upon the grant of such consent (which may not be unreasonably withheld or delayed by Viacom), Washington Group shall cause WGS and WGES to assign their respective License Agreements to BNFL-USA.  Said assignment of License Agreements shall be subject to a cross-indemnification, pursuant to which BNFL-USA will indemnify Washington Group against any claim of trademark or trade name mis-use, or noncompliance with the terms of the License Agreements arising after the date of assignment, and Washington Group will indemnify BNFL-USA against any claim of trademark or trade name mis-use, or noncompliance with the terms of the License Agreements, arising after the date of this Agreement but before the date of the assignment.

8.0           Dispute Resolution

8.1           All disputes relating to or arising out of this Agreement will, in the first instance, be referred to the Chief Executive Officers (“CEOs”) of Washington Group’s Energy & Environment business unit and of BNFL Inc. as representatives of their respective parties.

8.2           If the dispute cannot be resolved by the CEOs within sixty (60) days after it is referred to them, then either party may initiate mediation of the dispute in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

8.3           If the dispute has not been resolved within sixty (60) days after the initiation of the mediation procedure, or if either party will not participate in mediation, then either party may bring a legal action in a court of competent jurisdiction in Delaware.  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

9.0           Confidential Information

9.1           The parties acknowledge that in order to carry out the purpose of this Agreement it will be necessary for them to disclose to the other party, and to its affiliates, confidential and proprietary information of the disclosing party or its affiliates.

9.2           Each party will take reasonable actions to identify to the other party any information that is confidential or proprietary, which will include marking or identifying such information (in whatever form it may be embodied) as “Confidential.” All such information is referred to as “Confidential Information.”

9.3           Each party will treat the other party’s Confidential Information as confidential, will not disclose it to any other person (other those of its and its affiliates’ officers, directors and representatives who need to know such information for the purpose of carrying out the transactions contemplated by this Agreement) or use it for any purpose other than carrying out the transactions contemplated by this Agreement.

9.4           The restrictions imposed under this Section 9.0 shall remain in effect

(a)           with respect to any Confidential Information that constitutes a “trade secret” (as defined under the laws of the State of Delaware) of the disclosing party, so long as it remains a trade secret,

(b)           with respect to other Confidential Information, for a period of three  (3) years following the termination of this Agreement.

9.5           The restrictions imposed under this Section 9.0 shall not apply to any Confidential Information that

(a)           at the time of disclosure is available in the public domain or is known to the receiving party without breach of any obligation of confidentiality,

(b)           is subsequently disclosed by a third party to the receiving party without any obligation of confidentiality, or

(c)           is independently developed by the receiving party without breach of any obligation of confidentiality.

10.0         Miscellaneous

10.1         Other Actions. The parties will take all such other actions and will cause their respective affiliates to take all such other actions as necessary to fulfill the intent of this Agreement including, without limitation, the execution of the security agreement referenced in Section 10.4(b) and the modifications of the other agreements referenced within this Agreement consistent with the terms of this Agreement.

10.2         Timing of Job Level Profit Payments.  Washington Group shall pay or cause to be paid to BNSI or to BNFL Inc., as appropriate, the provisional Job Level Profit share amounts provided for under Section 4.0 and Section 5.0, not less frequently then once per month with payment made within ten (10) days of the Washington Group entity’s determination, based on the revenue recognized through that month, of its month results, provided however, that any portion of the Job Level Profit due for the period from March 20, 2003 through the date of this Agreement, as referenced in Section 4.1(b), which as of the effective date of this Agreement has not been paid to either BNSI or to BNFL Inc., and any portion of the Job Level Profit due for the period from December 11, 2000 through the date of this Agreement, as referenced in Section 4.1(c)(i)(a), which as of the effective date of this Agreement has not been paid to either BNSI or to BNFL Inc., shall be paid to BNSI and/or to BNFL Inc., as appropriate, within ten (10) work days of the date of this Agreement.  Should the final Job Level Profit due be more than the provisional Job Level Profit paid to BNSI or BNFL Inc., then BNSI or BNFL Inc., as appropriate, shall be made whole within thirty (30) days of the Washington Group entity’s determination of the final Job Level Profit.  Should the final Job Level Profit due be less than the provisional Job Level Profit paid to BNSI or BNFL Inc., Washington Group shall be made whole either through a BNSI or BNFL Inc. reimbursement of the difference or through an offset against future Job Level Profit payments.  Washington Group will withhold one-twelfth of the sum referenced in Section 6.0 from the sum otherwise payable each month to BNSI and to BNFL Inc. under this Section 10.2.

10.3         Responsibility for Pre-Existing Defined Benefits Obligations.

(a)           Except as otherwise provided in this Section 10.3, the parties’ respective obligations with regard to defined benefit plans (“DBP”) (i.e., the Westinghouse Government Services Group Pension Plan, a qualified DBP, the Westinghouse Government Services Executive Pension Plan, a non-qualified DBP, the Westinghouse Government Services Retirement Medical and Life Insurance Plan, a non-qualified DBP, and the Westinghouse Safety Management Solutions Pension Plan which is in the process of a name change to the Washington Safety Management Solutions Pension Plan, a qualified DBP) in existence as of the effective date of this Agreement, whether subsequently re-named, or included with successor DBPs, shall continue unaltered by this Agreement with Washington Group being responsible for sixty percent (60%) of such obligations and BNSI and/or BNFL-USA being responsible for forty percent (40%) of such obligations, provided that the amount of such obligations shall be reduced by (i) any payment of, or reimbursement for, benefit costs paid by the U. S. government, Viacom, or any other third party and (ii) any DBP costs taken into account in the calculation of Job Level Profit.  All references within this Agreement to a “DBP” or the “DBPs” shall mean the DBPs specifically referenced within this Section 10.3(a) and no other defined benefit plan.

(b)           Washington Group shall be solely (100%) responsible for: (i) the costs associated with maintaining (i.e., managing the assets) all DBPs after the effective date of this Agreement except for those administrative costs that are paid through the DBP assets; (ii) the obligations resulting from personnel added to such DBPs after the effective date of this Agreement; (iii) any obligations under DBPs resulting from any willful misconduct or gross negligence by Washington Group or its affiliates that causes any third party, including but not limited to, the U. S. government or Viacom not to pay or reimburse Washington Group or its affiliates for benefit costs that would otherwise be paid for or reimbursed by such third party; (iv) any obligations resulting from a court decision or settlement involving a DBP and a finding of willful misconduct or gross negligence on the part of Washington Group or any of its affiliates to the extent that, as a result of such court decision or settlement, such DBP is required to provide benefits in excess of the benefits that would have been provided under the written terms of the DBP as in effect on the effective date of this Agreement; and (v) any obligations resulting from new benefits (as opposed to the growth of existing benefits) that accrue under the DBPs after the effective date of this Agreement with respect to existing personnel, provided that this section (v) shall not be construed to prevent any such obligations directly allocable to an individual contract addressed by this Agreement from being taken into account in the calculation of Job Level Profit if such obligations would otherwise be properly taken into account in such calculation.

(c)           Should BNSI and/or BNFL-USA fail to meet its payment obligation hereunder, payments will include interest at the prime rate.

(d)           Washington Group shall indemnify, defend and hold harmless BNSI, BNFL-USA, and their affiliates from any claim or liability including, but not limited to, attorneys’ fees and expenses, with respect to any obligation under DBPs resulting in whole or in part from any willful misconduct or gross negligence by Washington Group or any of its affiliates, except to the extent that BNSI and BNFL-USA are specifically responsible for such obligations pursuant to this Section 10.3.

10.4         Audit and Oversight Rights.

(a)           Forecasts.  Washington Group will deliver to BNFL-USA, not less often than quarterly, a financial update report of actual results that also forecasts BNSI’s anticipated earnings under its Payment Rights.

(b)           Pre-Agreement Distributions/Economic Interest Payments.  Notwithstanding the Section 3.5 mutual releases, as to any claim pertaining to the sums due to BNFL USA or any of its affiliates under the First Amended Agreement, including BNSI’s share of WGES distributions and its receipt of its WGS economic interest arising from the parties’ relationship as it existed under the First Amended Agreement, should any adjustment be necessary and proper as a result of any third-party audit contemplated by the First Amended Agreement or this Agreement, such adjustment shall promptly be made, and any resulting payments will include interest at the prime rate.

(c)           This Agreement.  BNFL-USA shall have the right, at its expense, to cause to be audited any and all accounts of any and all contracts and projects referenced herein to ensure that payments have been made in accordance with the terms of this Agreement and consistent with Cost Accounting Standards (“CAS”).  Washington Group agrees that it will make all of its and its affiliates’ books, records, accounts and other documents (including, without limitation, any internal audit report), relevant (as determined by BNFL-USA’s auditor) to determining its Payment Rights, available to BNFL-USA’s auditing firm for this purpose. Any Confidential Information of Washington Group or its affiliates contained within said documentation may be reviewed solely by a third-party auditing firm, selected by BNFL-USA, and acceptable to Washington Group, which shall serve under a nondisclosure agreement, of a form reasonably determined by Washington Group, and which shall release its audited results to BNFL-USA in such manner that Confidential Information is not disclosed.  In the event such audit indicates that payments were not made by Washington Group in accordance with the terms of this Agreement and consistent with CAS, or that Washington Group over-paid, additional payments or reimbursement, as appropriate, shall be made consistent with the audit recommendations.  Such payments will include interest at the prime rate. Provided, however, that should Washington Group disagree with the audit findings on the basis of its own third-party audit, then both Parties’ third-party auditors shall meet for the purpose of resolving the difference and, (i) if resolution occurs, adjustment will be made in accordance with the resolution while, (ii) if resolution is not reached, the Parties’ disagreement will be resolved in accordance with the procedure set forth in Section 8.0.

(d)           Credit Agreement.  Washington Group represents that it has not granted to any entity a security interest in the Payment Rights, as that term is defined at Sections 4.0 and 5.0 of this Agreement, other than the existing security interest in substantially all of

Washington Group’s assets in favor of Credit Suisse First Boston (“CSFB”), as administrative agent and collateral agent under that certain Amended and Restated Credit Agreement dated as of October 7, 2003 (the “Credit Agreement”), among, inter alia, Washington Group, Credit Suisse First Boston, and the lenders party thereto, as such Credit Agreement may be amended, waived or otherwise modified from time to time, which security interest will attach to the assets of Washington Group and its subsidiaries upon the consummation of the transactions contemplated by this Agreement.  Pursuant to this Agreement, and as a condition precedent to the effectiveness of this Agreement, Washington Group shall:  (i) grant to BNSI a security interest in the Sections 4.0 and 5.0 contracts from which Payment Rights are derived pursuant to a Security Agreement substantively in the form of the Security Agreement attached hereto as Exhibit B; and (ii) enter into an agreement with CSFB and BNFL-USA to confirm its assignment of and granting of a security interest in said Payment Rights and pursuant to which CSFB shall acknowledge and consent to said assignment and security interest pursuant to an Intercreditor Agreement substantively in the form of the Intercreditor Agreement attached hereto as Exhibit C.

10.5         Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware, without regard to its conflicts or choice of laws provisions.

10.6         Assignment.  No party shall have the right to assign all or any part of its rights or obligations under this Agreement without the written consent of the other party and any assignment attempted or purported to have occurred in the absence of the other party’s consent shall be void and unenforceable. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10.7         No Partnership.  The parties do not intend to create, and this Agreement shall not be deemed to create, a partnership, joint venture or agency relationship or any fiduciary duties between WGI and BNFL-USA or any of their affiliates.  Each party hereby waives, for itself and on behalf of its Affiliates, any claim or cause of action against the other party, its affiliates, and their respective directors, officers, employees and agents, from and against any breach of fiduciary duty to such waiving party.

10.8         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other party.

10.9         Binding Nature of Agreement.  Each party hereby represents and warrants that, except as provided at Section 10.16 and with respect to any DOE FOCI reviews and consents, it has obtained any necessary internal (e.g., corporate governance or creditor) and external (e.g., DOE) approvals to enter into this Agreement, and that it has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Receipt of both of the foregoing pending consents shall be a condition precedent to the effectiveness of this Agreement.  Certain provisions of this Agreement apply to the affiliates of Washington Group and BNFL-USA.  Each party hereby further represents and warrants that it has the authority to bind its affiliates to the terms of this Agreement applicable to such affiliates and further acknowledges and agrees that, in signing this Agreement, it has so bound its affiliates to such provisions.

10.10       Right to Compete; Protection of Payment Rights.  Nothing within this Agreement shall prevent any of the parties and their respective affiliates from competing against any of the other parties or their respective affiliates for any business opportunities.

10.11       Order of Precedence.  This Agreement shall take precedence over all other agreements between or among the parties and/or their respective affiliates including, without limitation, the First Amended Agreement, Economic Rights Agreement, Supplemental Agreement, and Amended and Restated WGES Limited Liability Company Agreement.

10.12       Invalidity.  In the event that any provision of this Agreement is held invalid, (i) the validity of the remaining provisions of this Agreement shall not in any way be affected thereby and (ii) the parties will promptly enter into good faith negotiations to modify this Agreement to replace the invalid provision(s) with new provision(s) that will as near as possible accomplish the purposes intended by such invalid provision(s) in a manner such that the new provision(s) are jointly believed to be such that they will survive any further validity challenge.

10.13       Waiver of Consequential Damages.  Each party, on behalf of itself and its affiliates, releases the other party and its affiliates from any and all incidental, indirect, special, punitive and consequential damages.

10.14       Responsibility for Payment/Repayment and Right of Off-set.  Should BNSI’s Payment Rights for any given payment period be in the negative, or should BNSI or BNFL Inc. have responsibility to pay amounts under Sections 10.2, 10.3 or other provision of this Agreement (collectively, the “Amounts”), BNSI or BNFL Inc. shall promptly pay Washington Group the Amounts.  Any BNSI or BNFL Inc. failure to promptly pay or reimburse the Amounts shall be handled as a Dispute herein and, in addition to, or in lieu of, pursuing its rights against BNFL-USA under Section 8.0, Dispute Resolution, Washington Group may off-set the Amounts against BNSI’s or BNFL Inc.’s future Fee earned under this Agreement. Should BNSI and/or BNFL-USA fail to meet any of its obligations under this Agreement to pay sums to Washington Group, payments will include interest at the prime rate.

10.15       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

10.16       HSR Act.  As promptly as possible Washington Group and BNFL-USA shall make, and shall cause their respective affiliates and WGS to make, all filings required by them in connection with the consummation of the transactions contemplated hereby with the Federal Trade Commission (the “FTC”) and the United States Department of Justice – Antitrust Division (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the parties shall cooperate with one another in connection with such filings.  Washington Group and BNFL-USA shall (i) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other material received by such party from the FTC or the DOJ or any other governmental authority in respect of such filings, and (ii) cooperate with the other party in connection with any such filings, and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under the antitrust laws.  Each party promptly shall inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any governmental authority regarding any such filings or any such transaction.  Each party shall be responsible for its own expenses, including fees and expenses of legal, financial or other professionals engaged to provide services in respect of such filing on behalf of such party.  In connection with the transactions contemplated by this Agreement, Washington Group and BNFL-USA shall use, and shall cause their respective affiliates to use, commercially reasonable efforts to take such action as may be required to fulfill the requirements of the HSR Act or any state statutes, rules, regulations, orders or decrees designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.  Notwithstanding anything to the contrary provided herein, neither Washington Group or any of its affiliates nor BNFL-USA or any of its affiliates shall be required (i) to divest any of its businesses, product lines or assets (including, for Washington Group, any of the WGS assets or the WGES Assets), (ii) to agree to any limitation on the operation or conduct of its business (including, for Washington Group, WGS’ business or WGES’ business), or (iii) to waive any of the provisions of this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be effective until the early termination or expiration of the applicable waiting period under the HSR Act.

10.17       Public Statements.  Except as may be required by law, this Agreement shall remain confidential and public statements (i.e. press releases, etc.) made by either of the parties about this Agreement shall be agreed to in advance and by both parties prior to release to the public.

10.18      Notices.  Each party giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this Agreement shall give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: personal delivery, Registered or Certified Mail (in each case, return receipt requested and postage prepaid), nationally recognized overnight courier (with all fees prepaid), or facsimile. Any Notice shall be addressed to the party to be notified as follows:

(a)   if to Washington Group:

Washington Group International, Inc.

Energy & Environment

106 Newberry Street S.W.

Aiken, SC 29801

Attention:  President (presently E. Preston Rahe, Jr.)

Facsimile No.:  803-502-9795

with a copy to:

Washington Group International, Inc.

720 Park Boulevard

Boise, ID 83871

Attention: General Counsel (presently Richard D. Parry, Esq.)

Facsimile No.:  208-386-5220

(b)   if to BNFL-USA:

BNFL Inc.

Crystal Gateway One

1235 South Clark Street

Suite 700

Arlington, VA 22202

Attention: Philip O. Strawbridge

Facsimile No.: (703) 412-2567

with a copy to:

BNFL Inc.

Crystal Gateway One

1235 South Clark Street

Suite 700

Arlington, VA 22202

Attention: Jonathan P. Carter, Esq.

Facsimile No.: (703) 412-2571

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or agents, all as of the date first written above.

WASHINGTON GROUP INTERNATIONAL, INC.

By:

/s/ George H. Juetten

Name:	George Juetten
Title:	Executive Vice President and Chief Financial Officer

BNFL USA GROUP INC.

By:	/s/ John F. Edwards
Name:	John F. Edwards
Title:	President